                                                                     EXHIBIT 1.4


                      SEARS CREDIT ACCOUNT MASTER TRUST II
                           MASTER TRUST CERTIFICATES


                               PRICING AGREEMENT


                             Dated:  July 21, 1997

To: Sears Receivables Financing Group, Inc., as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated March 14, 1996 (a copy of which is attached hereto).

Title: Sears Credit Account Master Trust II, $22,500,000 6.40% Class B Master Trust Certificates, Series 1997-1.

Initial Principal Amount of Certificates:
                 $22,500,000 Class B Master Trust Certificates, Series 1997-1

Class B Expected Final Payment Date:  August 15, 2003

Series and Class Designation of Designated Securities:
                 6.40% Class B Master Trust Certificates, Series 1997-1 (the "Class B Certificates")

Series Cut-Off Date:  Last day of the Due Period ending in June 1997

Certificate Rating:
         Class B Certificates:    A1 by Moody's Investors Service, Inc.
                                  A by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of
Series 1997-1:                    $7,901,399,976.79

Date of Series Supplement:        July 31, 1997.

Certificate Rate:  Class B Certificates:    6.40% per annum.

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from July 31, 1997.

                          Class B Certificates:    98.809375%

Initial Public Offering Price: The initial public offering price for the Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from July 31, 1997.

                          Class B Certificates:    99.109375%

Closing Location:         Latham & Watkins
                          Sears Tower, 58th Floor
                          Chicago, Illinois 60606

Time of Delivery: 10:00 A.M., New York Time, on July 31, 1997, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

                 Citicorp Securities, Inc.
                 399 Park Avenue
                 New York, New York 10043
                 Attention:       Darrell Thomas
                 Facsimile:       (212) 291-3910

Additional Agreements

                 (a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class B Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

                 (b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto (the "Class B Underwriters") agree that the Company and Sears may enter into that certain pricing agreement of even date herewith (collectively with the underwriting agreement dated October 17, 1997 among the Company, Sears and the representative of the Class A underwriters, the "Class A Underwriting Agreement"), with respect to the purchase and sale of the Class A Master Trust Certificates, Series 1997-1 (the "Class A Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class B Underwriting Agreement") that the Class A Underwriting Agreement be duly executed and delivered by the parties thereto.

                 (c) If an underwriter under the Class A Underwriting Agreement (a "Class A Underwriter") shall default in its obligations to purchase the Class A Certificates, the Company shall have the right to postpone the Time of Delivery for the Class B Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class A Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

                 (d) The purchase and sale of the Class B Certificates shall occur concurrently with, and shall be conditioned on, the purchase and sale of the Class A Certificates. Notwithstanding anything in the Agreement to the contrary, if the Class A Underwriting Agreement terminates because of the default of a Class A Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class B Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

                 (e) All references to Sears Credit Corp. I and Sears Credit Corp. II in the Agreement are hereby deleted.

                 (f) The final sentence of paragraph 5 of the Agreement shall be deleted and replaced with the following:

"Such definitive certificates will be made available for inspection at least twenty-four hours prior to the Time of Delivery at the office of The First National Bank of Chicago, One North State Street, 9th Floor, Chicago, Illinois 60602."

                 The Underwriters named in Schedule 1 hereto agree, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in Schedule 1. We represent that we are authorized to enter into this Agreement.


                                                   Very truly yours,

                                                   CITICORP SECURITIES, INC.



                                                   By: /s/ J. Darrell Thomas
                                                       ---------------------

Accepted:

SEARS RECEIVABLES FINANCING
GROUP, INC.


By:   /s/ George F. Slook
      -------------------

SEARS, ROEBUCK AND CO.


By:   /s/ Alice M. Peterson
      ---------------------

                                   SCHEDULE I

                                                            Principal
                                                            Amount of
                                                             Class B
                                                           Certificates
                                                             to be
Underwriter                                                 Purchased
------------                                              -------------
Citicorp Securities, Inc. . . . . . . . . . . . . . .       $22,500,000